EXHIBIT 10.2

From: Faouzi Zerrouk

To: Lindsay Semple

Sent: Tuesday, December 02, 2003 6:02 PM

Lindsay:

Further to our conversation, we hereby confirm that GMS has agreed to amend its License Agreement with GPM to provide, by way of Addendum, that the license shall cover the right to use the GMS stent patent for oncology purposes (including esophagus) as well as bilary ducts. This will be consistent with prior press releases and accordingly, GMS has decided to agree to these changes on a confirmatory basis. Consequently, these changes will not entail any supplemental consideration (whether by cash or shares) to GMS. GMS has agreed to make these changes in good faith without further consideration to err on the side of prudence and avoid any argument that prior press releases may have induced the market to believe that these rights were included. The license shall not include heart applications.

GMS wishes to state for the record that each of the technologies, whether urology or other uses or applications specified above, will require a supporting R&D program to sustain its further development and position it in a manner that will allow for regulatory approval and market entry. GMS will therefore look to the principles of the Consortium Agreement to govern the payment of consideration for any further steps which GPM may wish GMS take in the development of these technologies.

Although the license agreement shall make no mention of this, we confirm GMS's understanding that GPM has not, to date, decided to acquire GMS rights in the GMS vacuum nitinol production process or to contract GMS for R&D in this regard.

We also confirm the agreement between GPM and GMS that GMS is to receive a basic management fee of US $2,500 per month for the two present GMS management staff in Moscow. This fee covers the services of our team in Moscow, to oversee on site management of product and regulatory issues. This fee does not cover any future R&D to be performed by the GMS scientists.

Attached is an invoice for US $20,000 for unpaid GMS services from May to December 2003 inclusively. As requested by the GPM auditors, all present and future fees will be supported by a GMS corporate invoice. These fees shall as of January 2004 be billed monthly and shall be paid on a net 10 day basis.

Yours sincerely,

/s/ A. Faouzi Zerrouk,

Chairman, GMS.

Michel Coderre,

/s/ President,CEO.